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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                      Perry County Financial Corporation
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   71447Q104
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 71447Q104                   13G                     PAGE 2  OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
        First State Bancshares, Inc.         43-1345560
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
        United States
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    Number of
                           5       Sole Voting Power
      Shares                       31,000 Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        31,000 Shares
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        31,000 Shares
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

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 11     Percent of Class Represented by Amount in Row (9)
        3.82%
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 12     Type of Reporting Person (See Instructions)
        CO
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Item 1(a)         Name of Issuer:   Perry County Financial Corporation



Item 1(b)         Address of Issuer's Principal Executive Offices:

                           14 North Jackson Street
                           Perryville, Missouri 63775

Item 2(a)         Name of Person Filing:    First State Bancshares, Inc.



Item 2(b)         Address of Principal Business Offices or, if none, Residence:

                           201 E. Columbia Street
                           Farmington, Missouri  63640

Item 2(c)         Citizenship

                           United States

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           71447Q104

Item 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act
                  (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)
                          (ii)(E)
                  (f) [ ] An employee benefit plan or endowment fund; in
                          accordance with Rule 13d-1(b)(1)(ii)(F)
                  (g) [ ] Parent holding company or control person, in
                          accordance with Rule13d-1(b)(ii)(G)
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                  Page 3 of 5
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Item 4.           Ownership.

         (a)  Amount Beneficially Owned:     31,000



         (b)  Percent of Class:     3.82%



         (c)  Number of shares as to which such person has:

              (i)       Sole power to vote or to direct the vote

                               31,000

              (ii)      Shared power to vote or to direct the vote

                               0

              (iii)     Sole power to dispose or to direct the disposition of

                               31,000

              (iv)      Shared power to dispose or to direct the disposition of

                               0

Item 5.           Ownership of Five Percent or Less of a Class.

                               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                               N/A

Item 8.           Identification and Classification of Members of the Group.

                               N/A

                                  Page 4 of 5
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Item 9.  Notice of Dissolution of Group.

                               N/A

Item 10. Certification.

                               N/A




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                 Date:  February 11, 1999



                                 /s/ Greg E. Allen
                                 -----------------------------------------------
                                 Greg E. Allen, President